Exhibit 99.1

For Immediate Release	P R E S S R E L E A S E

Splunk Appoints Mark Carges to Board of Directors

SAN FRANCISCO — September 15, 2014 — Splunk Inc. (NASDAQ: SPLK), provider of the leading software platform for real-time Operational Intelligence, today announced that Mark Carges has been appointed to the company’s Board of Directors effective as of September 9, 2014.

“We are pleased to welcome Mark to the Splunk board,” said Godfrey Sullivan, Chairman and CEO, Splunk. “Mark’s deep technical expertise together with his understanding of business model migration to the cloud provides us with invaluable insight and perspective.”

“I am thrilled to be joining Splunk’s board at this point in the company’s history,” said Carges. “I believe that Splunk’s opportunity to help organizations achieve deep and meaningful operational intelligence is still in its early days. I look forward to contributing to Splunk’s continued success.”

Mr. Carges currently serves on the boards of directors of Rally Software and Magnet Systems. He previously served as eBay Inc.’s Chief Technology Officer from September 2009 to September 2014. Mr. Carges was a member of the eBay Inc. leadership team since September 2008, overseeing eBay Inc.’s platform strategy, as well as having overall responsibility for technology, software development and site operations for eBay.com. Prior to joining eBay Inc., Mr. Carges was Executive Vice President, Products and General Manager, for the Business Interaction Division at BEA Systems, a provider of enterprise application infrastructure software which was acquired by Oracle in April 2008. During more than a decade at BEA, Mr. Carges held a variety of senior technology leadership roles, including Chief Technology Officer. Mr. Carges began his career at Bell Labs as one of the original architects of Tuxedo, software for constructing highly scalable transaction processing applications.

About Splunk Inc.

Splunk Inc. (NASDAQ: SPLK) provides the leading software platform for real-time Operational Intelligence. Splunk® software and cloud services enable organizations to search, monitor, analyze and visualize machine-generated big data coming from websites, applications, servers, networks, sensors and mobile devices. More than 7,900 enterprises, government agencies, universities and service providers in 100 countries use Splunk software to deepen business and customer understanding, mitigate cybersecurity risk, prevent fraud, improve service performance and reduce cost. Splunk products include Splunk® Enterprise, Splunk Cloud™, Splunk Storm®, Hunk™ and premium Splunk Apps. To learn more, please visit http://www.splunk.com/company.

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Splunk, Splunk>, Listen to Your Data, The Engine for Machine Data, Hunk, Splunk Cloud, Splunk Storm and SPL are trademarks and registered trademarks of Splunk Inc. in the United States and other countries. All other brand names, product names, or trademarks belong to their respective owners. © 2014 Splunk Inc. All rights reserved.

For more information, please contact:

Sherry Lowe
Splunk Inc.
415-852-5529

slowe@splunk.com

Investor Contact

Ken Tinsley

Splunk Inc.

415-848-8476

ktinsley@splunk.com

Splunk Inc. | www.splunk.com